Exhibit 4.6

THIS FOURTH SUPPLEMENTAL INDENTURE dated as of the 12th day of April, 2018

BETWEEN:

ENBRIDGE INC. (formerly IPL Energy Inc.), a corporation continued under the laws of Canada and having its head office at Calgary, Alberta

(hereinafter the “Corporation”)

OF THE FIRST PART

-and-

COMPUTERSHARE TRUST COMPANY OF

CANADA, a trust company incorporated under the laws of Canada and duly authorized to carry on the trust business in each province of Canada

(hereinafter the “Trustee”)

OF THE SECOND PART

WHEREAS by a trust indenture dated as of October 20, 1997 (the “Base Indenture”) between the Corporation and the Trustee (which trust indenture and the supplemental indenture to such trust indenture dated as of November 28, 2001, the second supplemental to such trust indenture dated as of December 21, 2011 and the third supplemental to such trust indenture dated as of September 26, 2017 are herein collectively referred to as the “Trust Indenture”) provision was made for the creation and issuance by the Corporation of Debentures;

AND WHEREAS pursuant to the terms of the Trust Indenture, the Corporation desires to provide for the establishment of a new series of Debentures under the Trust Indenture, to be known as its 6.625% Fixed-to-Floating Rate Subordinated Notes Series 2018-C due April 12, 2078 (the “Notes”), the form and substance of such series and the terms, provisions and conditions thereof to be as set forth in the Trust Indenture and this Fourth Supplemental Indenture;

AND WHEREAS the Notes constitute Additional Debentures that are subordinate to all existing and future Senior Indebtedness (as defined herein) and shall not receive the benefit of the covenant contained in Section 5.1(h) of the Base Indenture;

AND WHEREAS Section 14.1 of the Trust Indenture provides that from time to time the Corporation, when authorized by a resolution of the directors, and the Trustee may, subject to the provisions of the Trust Indenture, and they shall, when so directed by the Trust Indenture, execute, acknowledge and deliver by their proper officers deeds or indentures supplemental to the Trust Indenture, which thereafter shall form part of the Trust Indenture, for any one or more of the purposes set out in Section 14.1;

AND WHEREAS this Fourth Supplemental Indenture is hereinafter referred to as the “Fourth Supplemental Indenture” and is executed and delivered pursuant to the authorization of the directors of the Corporation;

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE

WITNESSES that, in consideration of the premises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

ARTICLE 1 INTERPRETATION

1.1
Definitions

In this Fourth Supplemental Indenture, unless there is something in the subject matter or context inconsistent therewith:

“Alternative CDOR Page” means the display designated as page “CDOR” on Bloomberg or an equivalent service that displays average bid rates of interest for Canadian dollar bankers’ acceptances with maturities of three months;

“Alternative Time”, for any Alternative CDOR Page, shall mean the time of day at which such Alternative CDOR Page becomes available;

“Automatic Conversion” has the meaning ascribed to such term in Section 4.1;

“Automatic Conversion Event” means an event giving rise to an Automatic Conversion, being the occurrence of any one of the following: (i) the making by the Corporation of a general assignment for the benefit of its creditors or a proposal (or the filing of a notice of its intention to do so) under the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), (ii) any proceeding instituted by the Corporation seeking to adjudicate it bankrupt or insolvent or, where the Corporation is insolvent, seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or compromise of its debts under any law relating to bankruptcy or insolvency in Canada, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the property and assets of the Corporation or any substantial part of its property and assets in circumstances where the Corporation is adjudged a bankrupt or insolvent,

(iii) a receiver, interim receiver, trustee or other similar official is appointed over the property and assets of the Corporation or for any substantial part of its property and assets by a court of competent jurisdiction in circumstances where the Corporation is adjudged a bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada, or (iv) any proceeding is instituted against the Corporation seeking to adjudicate it a bankrupt or insolvent, or where the Corporation is insolvent, seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or compromise of its debts under any law relating to bankruptcy or insolvency in Canada, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the property and assets of the Corporation or any substantial part of its property and assets in circumstances where the Corporation is adjudged a bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada, and either such proceeding has not been stayed or dismissed within sixty

(60) days of the institution of any such proceeding or the actions sought in such proceedings occur (including the entry of an order for relief against the Corporation or the appointment of a receiver, interim receiver, trustee, or other similar official for it or for any substantial part of its property and assets);

“Bankers’ Acceptance” means, for each quarterly interest period after April 12, 2028, the average bid rate of interest rounded to the nearest 1/100,000th of 1.00% (with 0.000005% being rounded up) for Canadian dollar bankers’ acceptances with maturities of three months which appears on the Reuters CDOR Page as of 10:00 a.m. (Toronto time) on the first business day of that quarterly interest period, but if that rate does not so appear on that date or if the Reuters CDOR Page is not available or ceases to exist, then Bankers’ Acceptance for such period will be determined using an Alternative CDOR Page as of an Alternative Time on such day. If no such Alternative CDOR Page is available on such day, then the Corporation will determine whether to use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the average bid rates of interest for Canadian dollar bankers’ acceptances with maturities of three months, provided that if there is an industry accepted successor base rate, the Corporation shall use such successor base rate; or if the Corporation does not determine to use a substitute or successor base rate as so provided, then Bankers’ Acceptance shall mean the average of the bid rates of interest (rounded as described above) for Canadian dollar bankers’ acceptances with maturities of three months for same-day settlement, as quoted by three of the five largest Schedule I banks, as selected by the Corporation, quoting such a rate as of 10:00 a.m. (Toronto time) on the first business day of that quarterly interest period (with the quarterly interest periods being from April 12 to, but excluding, July 12, July 12 to, but excluding, October 12, October 12 to, but excluding, January 12 and January 12 to, but excluding, April 12 of each year);

“Business Day” any day other than a day on which banks are permitted or required to be closed in the City of Toronto, Ontario or the City of Calgary, Alberta;

“Calculation Agent” has the meaning ascribed to such term in Section 2.4; “CDS” means the Canadian Depository for Securities or its nominee; “Closing Date” means April 12, 2018;

“Common Shares” means the common shares in the capital of the Corporation;

“Conversion Preference Shares” means the newly issued series of preference shares of the Corporation, designated as Preference Shares, Series 2018-C, to be issued to Holders of Notes upon the occurrence of an Automatic Conversion Event;

“Conversion Time” has the meaning ascribed to such term in Section 4.1; “DBRS” means DBRS Limited;

“Deferral Date” has the meaning ascribed to such term in Section 5.1;

“Deferral Period” has the meaning ascribed to such term in Section 5.1;

“Dividend Restricted Shares” means, collectively, the preference shares (including the Conversion Preference Shares) and the Common Shares of the Corporation.

“Equity Credit Methodology” means the methodology or criteria employed by Moody’s, DBRS, S&P or Fitch for purposes of assigning equity credit to securities such as the Notes that was effective on the date of the original issuance of the Notes;

“Event of Default” has the meaning ascribed to such term in Section 8.1; “Fitch” means Fitch Ratings, Inc.;

“Governmental Authority” means any domestic or foreign legislative, executive, judicial or administrative body or Person having or purporting to have jurisdiction in the relevant circumstances;

“Holders” means the registered holders, from time to time, of the Notes or, where the context requires, all of such holders;

“Indebtedness” means any bonds, debentures or other obligations with respect to borrowed money;

“Ineligible Person” means any Person whose address is in, or whom the Corporation or its transfer agent has reason to believe is a resident of, any jurisdiction outside of Canada to the extent that: (i) the issuance or delivery by the Corporation to such Person, upon an Automatic Conversion, of Conversion Preference Shares, would require the Corporation to take any action to comply with securities or analogous laws of such jurisdiction; or (ii) withholding tax would be applicable in connection with the delivery to such Person of Conversion Preference Shares upon an Automatic Conversion;

“Interest Payment Date” means, prior to and including April 12, 2028, April 12 and October 12 and, after April 12, 2028, January 12, April 12, July 12 and October 12 of each year during which any Notes are outstanding, until the Maturity Date;

“Interest Period” means, initially, the period from and including the Closing Date to but excluding October 12, 2018 and thereafter from and including each Interest Payment Date to but excluding the next following Interest Payment Date;

“Interest Reset Date” means April 12, 2028 and every January 12, April 12, July 12 and October 12 of each year during which any Notes are outstanding thereafter until the Maturity Date, on which dates the interest rate on the Notes will be reset as described on the Form of Registered Notes attached as Schedule A hereto;

“Maturity Date” means April 12, 2078; “Moody’s” means Moody’s Investors Service, Inc.;

“Notes” means the 6.625% Fixed-to-Floating Rate Subordinated Notes Series 2018-C due April 12, 2078 issued by the Corporation hereunder;

“Parity Notes” means any class or series of the Corporation’s indebtedness currently outstanding or hereafter created which ranks on a parity with the Notes (prior to any Automatic Conversion) as to distributions upon liquidation, dissolution or winding-up;

“Person” includes any individual, corporation, limited or unlimited liability company, general or limited partnership, association, trust, unincorporated organization, joint venture and Governmental Authority;

“Rating Event” means the amount of equity credit assigned to the Notes by Moody’s, DBRS, S&P or Fitch has been reduced due to any amendment to, clarification of or change in the Equity Credit Methodology;

“Reuters CDOR Page” means the display designated as page “CDOR” on the Reuters Monitor Money Rates Service (or such other page as may replace the CDOR page on that service) for purposes of displaying Canadian dollar bankers’ acceptance rates;

“Senior Creditor” means a holder or holders of Senior Indebtedness and includes any representative or representatives or trustee or trustees of any such holder and such other lenders providing advances to the Corporation pursuant to Senior Indebtedness;

“Senior Indebtedness” means obligations (other than non-recourse obligations, the Notes or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Corporation for borrowed money or evidenced by bonds, debentures or notes or obligations of the Corporation for or in respect of bankers’ acceptances (including the face amount thereof), letters of credit and letters of guarantee (including all reimbursement obligations in respect of each of the foregoing) or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation including, without limitation, the Medium Term Notes previously issued;

“S&P” means Standard & Poor’s Rating Services, a division of S&P Global Inc.;

“Tax Event” means the Corporation has received an opinion of independent counsel of a nationally recognized law firm in Canada or the United States experienced in such matters (who may be counsel to the Corporation) to the effect that, as a result of, (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada or the United States or any political subdivision or taxing authority thereof or therein, affecting taxation;

(ii) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “Administrative Action”); or (iii) any amendment to, clarification of, or change in, the official position with respect to or the interpretation of any Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each of case (i), (ii) or (iii), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, Administrative Action, interpretation or pronouncement is made known, which amendment, clarification, change or Administrative Action is effective or which interpretation, pronouncement or Administrative Action is announced on or after the date of issue of the Notes, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or Administrative Action is effective and applicable) that the Corporation is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid-up capital with respect to the Notes (including the treatment by the Corporation of interest on the Notes), as or as would be reflected in any tax return or form filed, to be filed, or that otherwise could have been filed, will not be respected by a taxing authority;

“this supplemental indenture”, “hereto”, “hereby”, “hereunder”, “hereof”, “herein” and similar expressions refer to this Fourth Supplemental Indenture and not to any particular article, section, subdivision or other portion hereof; and

“Trust Indenture” has the meaning ascribed to such term in the first recital to this supplemental indenture.

Words importing the singular include the plural and vice versa and words importing the masculine gender include the feminine gender and vice versa.

1.2
Interpretation Not Affected By Headings, etc.

The division of this Fourth Supplemental Indenture into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Fourth Supplemental Indenture.

1.3
Incorporation of Certain Definitions

All terms contained in this Fourth Supplemental Indenture which are defined in the Trust Indenture, as supplemented and amended to the date hereof, shall, for all purposes hereof, have the meanings given to such terms in the Trust Indenture, as so supplemented and amended, unless otherwise defined herein or unless the context otherwise specifies or requires.

ARTICLE 2 THE NOTES

2.1
Limitation on Issue

The aggregate principal amount of the Notes that may be issued and authenticated hereunder shall be unlimited.

2.2
Terms of Notes
2.2.1
The Notes shall be dated as of the Closing Date, regardless of their actual date of issue, and shall mature on the Maturity Date.
2.2.2
From the Closing Date to, but excluding, April 12, 2028, the Notes will bear interest at the fixed rate of 6.625% per annum, payable in arrears in equal semi-annual payments on each Interest Payment Date, with the first payment on October 12, 2018 being $33.125 per $1,000 of principal amount of Notes. From April 12, 2028 and on every Interest Reset Date of each year during which the Notes are outstanding thereafter until April 12, 2078, the interest rate on the Notes will be reset by the Calculation Agent as follows: (i) starting on April 12, 2028, on every Interest Reset Date, until April 12, 2048, the interest rate on the Notes will be reset by the Calculation Agent at an interest rate per annum equal to the Bankers’ Acceptance plus 4.32%, payable in arrears, with the first payment at such rate being on July 12, 2028; and (ii) starting on April 12, 2048, on every Interest Reset Date, until April 12, 2078, the interest rate on the Notes will be reset by the Calculation Agent at an interest rate per annum equal to the Bankers’ Acceptance plus 5.07%, payable in arrears, with the first payment at such rate being on July 12, 2048. Subject to Article 5, interest as aforesaid shall be payable after as well as before default, with interest on overdue interest, in like money, at the same rates and on the same dates.
2.2.3
Interest for each Interest Period from the Closing Date to, but excluding, April 12, 2028, will be calculated on the basis of equal semi-annual payments when calculating amounts due on any Interest Payment Date and actual number of days elapsed and a 365 or 366-day year, depending upon the actual number of days in the applicable year, when calculating accruals during any partial interest period. Interest for each Interest Period from April 12, 2028 to the Maturity Date will be calculated on the basis of the actual number of days elapsed during each such Interest Period and a 365-day year.
2.2.4
If any Interest Payment Date falls on a day that is not a Business Day, the Interest Payment Date will be postponed until the next Business Day, and no further interest or other sums will accrue in respect of such postponement. Also, if a redemption date or the Maturity Date of the Notes falls on a day that is not a Business Day, the payment of principal and any premium or interest then due will be made on the next succeeding Business Day and no interest on such payment will accrue for the period from and after the redemption date or the Maturity Date, if applicable.
2.2.5
Interest payments will be made to Holders in whose names the Notes are registered at

(i) the close of business on April 1 and October 1 (in each case, whether or not a Business Day), as the case may be, immediately preceding the relevant fixed-rate Interest Payment Date, and (ii) the close of business on January 1, April 1, July 1 and October 1 (in each case, whether or not a Business Day), as the case may be, immediately preceding the relevant floating-rate Interest Payment Date.

2.3
Form of Notes
2.3.1
The Notes shall be issued only as fully registered Notes in minimum denominations of

$2,000 and integral multiples of $1,000 in excess thereof.

2.3.2
The Notes and the certificate of authentication of the Trustee endorsed thereon shall be in the English language and shall be substantially in the form set out in Schedule A hereto, with such appropriate additions, deletions, substitutions and variations as the Trustee may approve and shall bear such distinguishing letters and numbers as the Trustee may approve, such approval of the Trustee to be conclusively evidenced by its authentication of the Notes.
2.3.3
The Notes may be engraved, printed or lithographed, or partly in one form and partly in another, as the Corporation may determine.
2.4
Calculation Agent

The Corporation hereby appoints the Trustee as the calculation agent (the “Calculation Agent”) to determine the amount of floating rate interest payable on the Notes from and after April 12, 2028.

ARTICLE 3 REDEMPTION OF THE NOTES

3.1
Redemption of Notes at the Option of the Corporation

On or after April 12, 2028, the Corporation may, at its option, on giving not more than 60 days nor less than 30 days prior notice to the Holders thereof, redeem the Notes in whole at any time or in part from time to time on any Interest Payment Date without the consent of the Holders, at a redemption price per $1,000 principal amount of the Notes equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.2
Partial Redemption of Notes
3.2.1
If less than all the Notes are to be redeemed pursuant to Section 3.1, the Corporation shall, at least 15 days prior to the date that notice of redemption is given, notify the Trustee by Written Order stating the Corporation’s intention to redeem the applicable aggregate principal amount of the Notes to be redeemed. The Notes to be redeemed shall be selected by the Trustee, if the Notes are in Global Form, in accordance with the procedures of CDS and if the Notes are certificated, on a pro rata basis, disregarding fractions, according to the principal amount of the Notes registered in the respective names of each Holder, or in such other manner as the Trustee may consider equitable, provided that such selection shall be proportionate (to the nearest minimum authorized denomination for the Notes established pursuant to Section 2.3).
3.2.2
If the Notes in denominations in excess of the minimum authorized denomination for the Notes are selected and called for redemption in part only (such part being that minimum authorized denomination or an integral multiple thereof) then, unless the context otherwise requires, references to the Notes in this Article 3 shall be deemed to include any such part of the principal amount of the Notes which shall have been so selected and called for redemption. The Holder of any Notes called for redemption in part only, upon surrender of such Notes for payment, shall be entitled to receive, without expense to such Holder, new Notes for the unredeemed part of the Notes so surrendered, and the Corporation shall execute and the Trustee shall authenticate and deliver, at the expense of the Corporation, such new Notes having the same terms as are set out herein upon receipt from the Trustee or the Paying Agent of the Notes so surrendered.

3.3
Early Redemption upon a Tax Event

Prior to the initial Interest Reset Date and within 90 days of a Tax Event, the Corporation may, at its option, on giving not more than 60 days nor less than 30 days prior notice to the Holders thereof, redeem all (but not less than all) of the Notes without the consent of the Holders. The redemption price per $1,000 principal amount of the Notes shall be equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.4
Early Redemption upon a Rating Event

Prior to the initial Interest Reset Date and within 90 days following the occurrence of a Rating Event, the Corporation may, at its option, on giving not more than 60 days nor less than 30 days prior notice to the Holders thereof, redeem all (but not less than all) of the Notes without the consent of the Holders. The redemption price per $1,000 principal amount of the Notes shall be equal to 102% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.5
Notice of Redemption

Notice of any intention to redeem any Notes shall be given by or on behalf of the Corporation to the Holders of the Notes which are to be redeemed, not more than 60 days and not less than 30 days prior to the date fixed for redemption, in the manner provided in the Trust Indenture. The notice of redemption shall, unless all the Notes then outstanding are to be redeemed, specify the distinguishing letters and numbers of the Notes which are to be redeemed and, if the Notes are to be redeemed in part only, shall specify that part of the principal amount thereof to be redeemed, and shall specify the redemption date, the redemption price and places of payment and shall state that all interest on the Notes called for redemption shall cease from and after such redemption date.

3.6
Cancellation of the Notes

All Notes redeemed under this Article 3 shall forthwith be delivered to the Trustee and shall be cancelled by it and will not be reissued or resold, and except as provided in subsection 3.2.2, no Notes shall be issued in substitution therefor.

ARTICLE 4 AUTOMATIC CONVERSION

4.1
Automatic Conversion

Upon an Automatic Conversion Event, as of the Conversion Time, all Notes shall be automatically converted (the “Automatic Conversion”), without the consent of the Holders, into a newly issued series of fully paid Conversion Preference Shares with a stated issue price of

$1,000 per share, for each $1,000 principal amount of Notes held immediately prior to the Automatic Conversion, together with such number of Conversion Preference Shares (including fractional shares, where applicable) calculated by dividing the amount of accrued and unpaid interest on each $1,000 principal amount of Notes from the immediately preceding Interest Payment Date to, but excluding, the date of the Automatic Conversion Event by $1,000. The Automatic Conversion shall occur upon an Automatic Conversion Event (the “Conversion Time”). At the Conversion Time all Notes shall be deemed to be immediately and automatically surrendered and cancelled without need for further action by the Holders who shall thereupon automatically cease to be Holders thereof and all rights of any such Holder as a debtholder of the Corporation shall automatically cease, provided, however, that certificated Notes, if any, shall be surrendered by the Holder to the Trustee for cancellation prior to the distribution of the Conversion Preference Shares issuable to such Holder thereunder pursuant to an Automatic Conversion. For greater certainty, any Notes purchased or redeemed by the Corporation prior to the Conversion Time shall be deemed not to be outstanding, and shall not be subject to the Automatic Conversion. Notwithstanding anything contained herein to the contrary, the Trustee shall not have any responsibility to determine if and when an Automatic Conversion Event has occurred. The Corporation shall provide written notification of the occurrence of an Automatic Conversion Event upon which the Trustee shall be able to conclusively rely. The Corporation shall make all the calculations required to be made pursuant to an Automatic Conversion.

4.2
Right Not to Deliver the Conversion Preference Shares

Upon an Automatic Conversion of the Notes, the Corporation reserves the right not to issue some or all, as applicable, of the Conversion Preference Shares to Ineligible Persons. In such circumstances, the Corporation will hold all Conversion Preference Shares that would otherwise be delivered to Ineligible Persons, as agent for Ineligible Persons, and will attempt to facilitate the sale of such Conversion Preference Shares through a registered dealer retained by the Corporation for the purpose of effecting the sale (to parties other than the Corporation, its affiliates or other Ineligible Persons) on behalf of such Ineligible Persons. Such sales, if any, may be made at any time and any price. The Corporation will not be subject to any liability for failing to sell Conversion Preference Shares on behalf of any such Ineligible Persons or at any particular price on any particular day. The net proceeds received by the Corporation from the sale of any such Conversion Preference Shares will be divided among the Ineligible Persons in proportion to the number of Conversion Preference Shares that would otherwise have been delivered to them, after deducting the costs of sale and applicable taxes, if any. The Corporation will make payment of the aggregate net proceeds to CDS Clearing and Depository Services Inc. (“CDS”) (if the Notes are then held in the book-entry only system) or to the registrar and transfer agent (in all other cases) for distribution to such Ineligible Persons in accordance with CDS Procedures or otherwise.

ARTICLE 5

DEFERRAL RIGHT

5.1
Deferral Right

So long as no Event of Default has occurred and is continuing, the Corporation may elect, at its sole option, at any date other than an Interest Payment Date (a “Deferral Date”), to defer the interest payable on the Notes on one or more occasions for up to five consecutive years (a “Deferral Period”). Such deferral will not constitute an Event of Default or any other breach under the Trust Indenture and the Notes. Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. A Deferral Period terminates on any Interest Payment Date where the Corporation pays all accrued and unpaid interest on such date. No Deferral Period may extend beyond the Maturity Date.

The Corporation will give the Trustee and the Holders of the Notes written notice of its election to commence or continue a Deferral Period at least 10 and not more than 60 days before the next Interest Payment Date.

5.2
No Limit

There shall be no limit on the number of Deferral Events that may occur.

5.3
Dividend Stopper Undertaking

Unless the Corporation has paid all accrued and payable interest on the Notes, the Corporation will not:

(i)
declare any dividend on the Dividend Restricted Shares or pay any interest on any Parity Notes (other than stock dividends on Dividend Restricted Shares);
(ii)
redeem, purchase or otherwise retire any Dividend Restricted Shares or Parity Notes (except (i) with respect to Dividend Restricted Shares, out of the net cash proceeds of a substantially concurrent issue of Dividend Restricted Shares or

(ii) pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of Dividend Restricted Shares); or

(iii)
make any payment to holders of any of the Dividend Restricted Shares or any Parity Notes in respect of dividends not declared or paid on such Dividend Restricted Shares or interest not paid on such Parity Notes, respectively.

ARTICLE 6 COVENANTS OF THE CORPORATION

6.1
Covenants Applicable to the Notes

The Notes issued pursuant to this Fourth Supplemental Indenture shall receive the benefit of the covenants of the Corporation contained in Section 5.1 of the Base Indenture with the exception of the covenant contained in Section 5.1(h) of the Base Indenture, which shall not apply for the benefit of the Notes issued pursuant to this Fourth Supplemental Indenture.

6.2
Additional Covenant

The Corporation covenants for the benefit of Holders, that for so long as the Conversion Preference Shares issuable upon the Automatic Conversion are issuable or outstanding, the Corporation will not create or issue any preference shares which, in the event of insolvency or winding up of the Corporation, would rank in right of payment in priority to such Conversion Preference Shares.

ARTICLE 7 SUBORDINATION OF NOTES

7.1
Notes Subordinated to Senior Indebtedness
7.1.1
The Corporation covenants and agrees, and each Holder of Notes, by the acceptance thereof, likewise covenants and agrees, that the indebtedness represented by the Notes and the payment of the principal of and interest on each and all of the Notes is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of Senior Indebtedness.
7.1.2
The Corporation covenants and agrees that the first sentence of Section 2.2 of the Base Indenture with respect to the ranking of Debentures and Section 2.14 of the Base Indenture shall not apply to the Notes and each Holder of Notes, by the acceptance thereof, likewise covenants and agrees that the first sentence of Section 2.2 of the Base Indenture with respect to the ranking of Debentures and Section 2.14 of the Base Indenture shall not apply to the Notes.
7.1.3
In the event (a) of any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings in respect of the Corporation or a substantial part of its property, or of any proceedings for liquidation, dissolution or other winding up of the Corporation, whether or not involving insolvency or bankruptcy, or

(b) subject to the provisions of Section 7.2 that (i) a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior Indebtedness, or (ii) there shall have occurred an event of default (other than a default in the payment of principal or interest or other monetary amounts due and payable) in respect of any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and, in the cases of subclauses (i) and (ii) of this clause (b), such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the Notes of any series shall have been declared due and payable pursuant to Section 6.2 of the Trust Indenture and such declaration shall not have been rescinded and annulled as provided therein, then:

7.1.3.1
the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money’s worth, before the Holders of any of the Notes are entitled to receive a payment on account of the principal of or interest on the indebtedness evidenced by the Notes, including, without limitation, any payments made pursuant to any redemption or purchase for cancellation;
7.1.3.2
any payment by, or distribution of assets of, the Corporation of any kind or character, whether in cash, property or securities, to which the Holders of any of the Notes or the Trustee would be entitled except for the provisions of this Article shall be paid or delivered by the person making such payment or distribution, whether a trustee in bankruptcy, a receiver, receiver and manager or liquidating trustee or otherwise, directly to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of such Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to the holders of the indebtedness evidenced by the Notes or to the Trustee under this instrument; and
7.1.3.3
in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Corporation of any kind or character, whether in cash, property or securities, in respect of principal of or interest on the Notes or in connection with any repurchase by the Corporation of the Notes, shall be received by the Trustee or the Holders of any of the Notes before all Senior Indebtedness is paid in full, or provision made for such payment in money or money’s worth, such payment or distribution in respect of principal of or interest on the Notes or in connection with any repurchase by the Corporation of the Notes shall be paid over to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued, ratably as aforesaid, for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness.
7.2
Disputes with Holders of Certain Senior Indebtedness

Any failure by the Corporation to make any payment on or perform any other obligation under Senior Indebtedness, other than any indebtedness incurred by the Corporation or assumed or guaranteed, directly or indirectly, by the Corporation for money borrowed (or any deferral, renewal, extension or refunding thereof) or any indebtedness or obligation as to which the provisions of this Section shall have been waived by the Corporation in the instrument or instruments by which the Corporation incurred, assumed, guaranteed or otherwise created such indebtedness or obligation, shall not be deemed a default or event of default under Section 7.1.3.2 if (a) the Corporation shall be disputing its obligation to make such payment or perform such obligation and (b) either (i) no final judgment relating to such dispute shall have been issued against the Corporation which is in full force and effect and is not subject to further review, including a judgment that has become final by reason of the expiration of the time within which a party may seek further appeal or review, or (ii) in the event of a judgment that is subject to further review or appeal has been issued, the Corporation shall in good faith be prosecuting an appeal or other proceeding for review and a stay of execution shall have been obtained pending such appeal or review.

7.3
Subrogation

Subject to the payment in full of all Senior Indebtedness, the Holders of the Notes shall be subrogated (equally and ratably with the holders of all obligations of the Corporation which by their express terms are subordinated to Senior Indebtedness of the Corporation to the same extent as the Notes are subordinated and which are entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Corporation applicable to the Senior Indebtedness until all amounts owing on the Notes shall be paid in full, and as between the Corporation, its creditors other than holders of such Senior Indebtedness and the Holders, no such payment or distribution made to the holders of Senior Indebtedness by virtue of this Article that otherwise would have been made to the Holders shall be deemed to be a payment by the Corporation on account of such Senior Indebtedness, it being understood that the provisions of this Article are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Senior Indebtedness, on the other hand.

7.4
Obligation of Corporation Unconditional
7.4.1
Nothing contained in this Article or elsewhere in this Trust Indenture or in the Notes is intended to or shall impair, as among the Corporation, its creditors other than the holders of Senior Indebtedness and the Holders, the obligation of the Corporation, which is absolute and unconditional, to pay to the Holders the principal of and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Corporation other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Trust Indenture, subject to the rights, if any, under this Article of the holders of Senior Indebtedness in respect of cash, property or securities of the Corporation received upon the exercise of any such remedy.
7.4.2
Upon payment or distribution of assets of the Corporation referred to in this Article, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any such dissolution, winding up, liquidation or reorganization proceeding affecting the affairs of the Corporation is pending or upon a certificate of the trustee in bankruptcy, receiver, receiver and manager, assignee for the benefit of creditors, liquidating trustee or agent or other person making any payment or distribution, delivered to the Trustee or to the Holders, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Corporation, the amount thereof or payable thereon, the amount paid or distributed thereon and all other facts pertinent thereto or to this Article.

7.5
Payments on Notes Permitted

Nothing contained in this Article or elsewhere in this Trust Indenture or in the Notes shall affect the obligations of the Corporation to make, or prevent the Corporation from making, payment of the principal of or interest on the Notes in accordance with the provisions hereof and thereof, except as otherwise provided in this Article.

7.6
Effectuation of Subordination by Trustee

Each Holder by its acceptance thereof authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to effect the subordination as provided in this Article and appoints the Trustee as its attorney-in-fact for any and all such purposes. This appointment shall be irrevocable. Upon request of the Corporation, and upon being furnished a certificate of the Corporation stating that one or more named Persons are Senior Creditors and specifying the amount and nature of the Senior Indebtedness of such Senior Creditor, the Trustee shall enter into a written agreement or agreements with the Corporation and the Persons named in such certificate of the Corporation providing that such Persons are entitled to all the rights and benefits of this Article as Senior Creditors and for such other matters, such as an agreement not to amend the provisions of this Article and the definitions used herein without the consent of such Senior Creditors, as the Senior Creditors may reasonably request. Such agreement shall be conclusive evidence that the indebtedness specified therein is Senior Indebtedness; however, nothing herein shall impair the rights of any Senior Creditor who has not entered into such an agreement.

7.7
Knowledge of Trustee

Notwithstanding the provisions of this Article or any other provisions of this Trust Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of moneys to or by the Trustee, or the taking of any other action by the Trustee, unless and until the Trustee shall have received written notice thereof mailed or delivered to the Trustee from the Corporation, any Holder, any paying agent or the holder or representative of any class of Senior Indebtedness; provided that if at least three Business Days prior to the date upon which by the terms hereof any such moneys may become payable for any purpose (including, without limitation, the payment of the principal of or interest on any Note) the Trustee shall not have received with respect to such moneys the notice provided for in this Section, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such moneys and to apply the same to the purpose for which they were received and shall not be affected by any notice to the contrary that may be received by it within three Business Days prior to or on or after such date.

7.8
Trustee May Hold Senior Indebtedness

The Trustee shall be entitled to all the rights set forth in this Article with respect to any Senior Indebtedness at the time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Trust Indenture shall deprive the Trustee of any of its rights as such holder.

7.9
Rights of Holders of Senior Indebtedness Not Impaired
7.9.1
No right of any present or future holder of any Senior Indebtedness to enforce the subordination herein shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Corporation or by any noncompliance by the Corporation with the terms, provisions and covenants of this Trust Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.
7.9.2
With respect to the holders of Senior Indebtedness, (i) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Trust Indenture,

(ii) the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Trust Indenture, (iii) no implied covenants or obligations shall be read into this Trust Indenture against the Trustee and (iv) the Trustee shall not be deemed to be a fiduciary as to such holders.

7.10
Article Applicable to Paying Agents

In case at any time any paying agent other than the Trustee shall have been appointed by the Corporation and be then acting hereunder, the term “Trustee” as used in this Article shall in such case (unless the context shall require otherwise) be construed as extending to and including such paying agent within its meaning as fully for all intents and purposes as if such paying agent were named in this Article in addition to or in place of the Trustee; provided, however, that Sections

7.7 and 7.8 shall not apply to the Corporation if it acts as its own paying agent.

7.11
Trustee; Compensation Not Prejudiced

Nothing in this Article shall apply to claims of, or payments to, the Trustee pursuant to Section 5.2 of the Trust Indenture.

ARTICLE 8 EVENTS OF DEFAULT

8.1
Events of Default

Solely with respect to the Notes (and not with respect to any other securities issued or outstanding under the Trust Indenture), for so long as any of the Notes remain outstanding, “Event of Default” means any one of the following events (whatever the reason for such Event of Default and whether it shall be occasioned by provisions of Article 7 of this Fourth Supplemental Indenture or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)
default in the payment of any interest upon the Notes when it becomes due and payable, and continuance of such default for a period of 30 days (subject to the Corporation’s right, at its sole option, to defer interest payments as provided in Article 5 of this Fourth Supplemental Indenture); or
(ii)
default in the payment of the principal of or any premium on the Notes at its maturity.

ARTICLE 9 MISCELLANEOUS

9.1
Relationship to Trust Indenture

The Fourth Supplemental Indenture is a supplemental indenture within the meaning of the Trust Indenture. The Trust Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in all respects ratified, confirmed and approved and, as supplemented and amended by this Fourth Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

9.2
Acceptance of Trust

The Trustee hereby accepts the trusts in this Fourth Supplemental Indenture declared and provided and agrees to perform the same upon the terms and conditions contained herein.

9.3
Modification of Trust Indenture

Except as expressly modified by this Fourth Supplemental Indenture, the provisions of the Trust Indenture shall continue to apply to each Security issued thereunder.

9.4
Enurement

This Fourth Supplemental Indenture shall enure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

9.5
Governing Law

This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated in all respects as an Alberta contract.

9.6
Counterparts

This instrument may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

9.7
Trustee Makes No Representation

The recitals contained herein are made by the Corporation and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF THE PARTIES HERETO have duly executed this Fourth Supplemental Indenture as of the date first written above.

ENBRIDGE INC.

By: (signed) “Wanda Opheim”

Wanda Opheim

Senior Vice President, Treasury

By: (signed) “Tyler W. Robinson”

Tyler W. Robinson

Vice President & Corporate Secretary

COMPUTERSHARE TRUST COMPANY OF

CANADA, as Trustee

By: (signed) “Laura Leong”

Laura Leong

Corporate Trust Officer

By: (signed) “Beatriz Fedozzi”

Beatriz Fedozzi

Corporate Trust Officer

[Signature Page to Fourth Supplemental Indenture]

SCHEDULE A

FORM OF REGISTERED NOTE

THIS NOTE IS A GLOBAL DEBENTURE WITHIN THE MEANING OF THE TRUST INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS DEBENTURE MAY NOT BE TRANSFERRED TO OR EXCHANGED FOR DEBENTURES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN THE DEPOSITORY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE TRUST INDENTURE. EVERY DEBENTURE AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS DEBENTURE SHALL BE A GLOBAL DEBENTURE SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES DESCRIBED IN THE TRUST INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO ENBRIDGE INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE.

No.

ENBRIDGE INC.

(a corporation duly organized and existing under the Companies Ordinance of the Northwest Territories and continued and existing under the Canada Business Corporations Act)

6.625% Fixed-to-Floating Rate Subordinated Notes Series 2018-C Due April 12, 2078

CUSIP: ●

ISIN: ●

ENBRIDGE INC. (the “Corporation”) for value received hereby promises to pay to CDS & CO., as the registered holder hereof (the “Holder”) on April 12, 2078 or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Trust Indenture hereinafter mentioned, the principal sum of

●
DOLLARS

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$●

in lawful money of Canada on presentation and surrender of this Note (as defined below) at the principal office of the Trustee in the City of Calgary or such other location as it may designate from time to time, and to pay interest on the principal amount hereof from and including the date hereof, or from and including the last Interest Payment Date (as defined in the Trust Indenture) to which interest shall have been paid or made available for payment on the outstanding Notes, whichever is later, at the rate of 6.625% per annum, payable in arrears, in equal semi-annual payments on April 12 and October 12 in each year (or the next following Business Day if such date is not a Business Day) from April 12, 2018 to, but excluding, April 12, 2028 with the first payment on October 12, 2018 being $33.125 per $1,000 of principal amount of Notes. From April 12, 2028 and on every Interest Reset Date (as defined in the Trust Indenture) during which the Notes are outstanding thereafter until April 12, 2078, the interest payable on the Notes will be reset by the Calculation Agent (as defined in the Trust Indenture) as follows: (i) starting on April 12, 2028, on every Interest Reset Date, until April 12, 2048, the interest rate on the Notes will be reset by the Calculation Agent at an interest rate per annum equal to the Bankers’ Acceptance (as defined in the Trust Indenture) plus 4.32%, payable in arrears, with the first payment at such rate being on July 12, 2028; and (ii) starting on April 12, 2048, on every Interest Reset Date, until April 12, 2078, the interest rate on the Notes will be reset by the Calculation Agent at an interest rate per annum equal to the Bankers’ Acceptance plus 5.07%, payable in arrears, with the first payment at such rate being on July 12, 2048. Subject to Article 5 of the Fourth Supplemental Indenture referred to below, interest as aforesaid shall be payable after as well as before default, with interest on overdue interest at the same rates and on the same dates.

This Note is one of the 6.625% Fixed-to-Floating Rate Subordinated Notes Series 2018-C due April 12, 2078 (the “Notes”) of the Corporation issued or issuable under the provisions of a Trust Indenture dated as of October 20, 1997, between the Corporation and Computershare Trust Company of Canada, as trustee (the “Trustee”), as amended and supplemented by a First Supplemental Indenture dated as of November 28, 2001, the Second Supplemental Indenture dated as of December 21, 2011, the Third Supplemental Indenture dated as of September 26, 2017 and as further amended and supplemented by a Fourth Supplemental Indenture dated as of April 12, 2018 between the Corporation and the Trustee (which indenture as amended and supplemented is herein referred to as the “Trust Indenture”). The Notes issuable under the Trust Indenture are unlimited as to aggregate principal amount. Reference is hereby expressly made to the Trust Indenture for a description of the terms and conditions upon which the Notes are or are to be issued and held and the rights, remedies and obligations of the holders of the Notes, of the Corporation and of the Trustee in respect thereof, all to the same effect as if the provisions of the Trust Indenture were herein set forth, to all of which provisions the Holder by acceptance hereof acknowledges and assents.

So long as no Event of Default has occurred and is continuing, the Corporation may elect, at its sole option, at any date other than an Interest Payment Date (a “Deferral Date”), to defer the interest payable on the Notes on one or more occasions for up to five consecutive years (a “Deferral Period”). There shall be no limit on the number of Deferral Events that may occur. Such deferral will not constitute an Event of Default or any other breach under the Trust Indenture and the Notes. Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. A Deferral Period terminates on any Interest Payment Date where the

2

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Corporation pays all accrued and unpaid interest on such date. No Deferral Period may extend beyond the Maturity Date.

The Notes are issuable only as fully registered Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Upon compliance with the provisions of the Trust Indenture, the Notes of any denomination may be exchanged for an equal aggregate principal amount of the Notes in any other authorized denomination or denominations.

The Notes are direct obligations of the Corporation but are not secured by any mortgage, pledge, hypothec or other charge.

The indebtedness evidenced by this Note and by all other Notes now or hereafter authenticated and delivered under the Trust Indenture is subordinated and subject in right of payment, to the extent and in the manner provided in the Trust Indenture, to the prior payment in full of all present and future Senior Indebtedness (as defined in the Trust Indenture), whether outstanding at the date of the Trust Indenture or thereafter created, incurred, assumed or guaranteed.

The right is reserved to the Corporation to purchase or redeem the Notes for cancellation, in all cases in accordance with the provisions of the Trust Indenture.

The Notes will be automatically converted into Conversion Preference Shares (as defined in the Trust Indenture) upon an Automatic Conversion Event (as defined in the Trust Indenture), in the manner, with the effect and as of the effective time contemplated in the Trust Indenture.

This Note may only be transferred, upon compliance with the conditions prescribed in the Trust Indenture, in one of the registers to be kept at the principal office of the Trustee or other registrar in the City of Calgary by the Holder or such Holder’s executors or administrators or other legal representatives or such Holder’s attorney duly appointed by an instrument in form and substance satisfactory to the Trustee or other registrar, and upon compliance with such reasonable requirements as the Trustee and/or other registrar may prescribe.

This Note shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated in all respects as an Alberta contract.

This Note shall not become obligatory for any purpose until it shall have been authenticated by the Trustee under the Trust Indenture.

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IN WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed.

ENBRIDGE INC.

Per:

Name:

Title:

Per:

Name:

Title:

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(FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION) TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debentures of the series designated therein referred to in the within-mentioned Trust Indenture.

Dated:

Computershare Trust Company of Canada

By

Authorized Officer

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(FORM OF CERTIFICATE OF TRANSFER) CERTIFICATE OF TRANSFER

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and postal code)

and irrevocably appoint agent to transfer this Note on the books of ENBRIDGE INC. The agent may substitute another to act for him.

Date: Your

Signature:

(Sign exactly as your name appears on the Notes)

Signature Guarantee:

(This signature must be guaranteed by or a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP)).

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